                                                                    Exhibit 4.11

                                                                  EXECUTION COPY

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                SERIES G-1 AND SERIES B-1 NOTE PURCHASE AGREEMENT

                          Dated as of November 14, 2006

                                      Among

                          JETBLUE AIRWAYS CORPORATION,
                                     Owner,

                                       and

                            WILMINGTON TRUST COMPANY,
                         Not in its individual capacity
                      except as expressly provided herein,
                  but solely as Mortgagee, Subordination Agent
                  under the Intercreditor Agreement and Trustee
       under each of the Pass Through Trust Agreements referred to herein

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Note Purchase Agreement

                                    CONTENTS

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SECTION 1.    DEFINITIONS AND CONSTRUCTION...............................      2

SECTION 2.    SECURED LOANS; CLOSING.....................................      2

              2.1     Making of Loans and Issuance of Series G-1 and B-1

              4.1     Conditions Precedent to the Obligations of the
                      Class G-1 Pass Through Trustee and B-1 Pass Through

Note Purchase Agreement

                                        i

                                    CONTENTS

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Note Purchase Agreement

                                       ii

                                    CONTENTS

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     8.1.7    Effect of Other Indemnities; Subrogation; Further

Note Purchase Agreement

                                       iii

                                    CONTENTS

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SCHEDULES

SCHEDULE 1 -   Accounts; Addresses
SCHEDULE 2 -   Certain Terms

EXHIBITS

EXHIBIT A -    Opinion of Special Counsel to Owner
EXHIBIT B -    Opinion of Legal Department of Owner
EXHIBIT C -    Opinion of Special Counsel to Mortgagee and to the Class G-1 Pass
               Through Trustee and Class B-1 Pass Through Trustee
EXHIBIT D -    Opinion of Special Counsel in Oklahoma City, Oklahoma
EXHIBIT E -    Opinion of Special Counsel in Puerto Rico

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                                       iv

                SERIES G-1 AND SERIES B-1 NOTE PURCHASE AGREEMENT

     SERIES G-1 AND SERIES B-1 NOTE PURCHASE AGREEMENT, dated as of November 14,
2006 (this "AGREEMENT"), among (a) JETBLUE AIRWAYS CORPORATION, a Delaware corporation ("OWNER"), (b) WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, except as expressly provided herein, but solely as Mortgagee (in its capacity as Mortgagee, "MORTGAGEE" and in its individual capacity, "WTC"), (c) WILMINGTON TRUST COMPANY, not in its individual capacity, except as expressly provided herein, but solely as Pass
Through Trustee under each of the (i) JetBlue Airways (Spare Parts) G-1 Pass
Through Trust Agreement of even date herewith ("CLASS G-1 PASS THROUGH TRUST
AGREEMENT"), and (ii) JetBlue Airways (Spare Parts) B-1 Pass Through Trust
Agreement of even date herewith ("CLASS B-1 PASS THROUGH TRUST AGREEMENT")
(respectively, as "CLASS G-1 PASS THROUGH TRUSTEE" and "CLASS B-1 PASS THROUGH
TRUSTEE") and (d) WILMINGTON TRUST COMPANY, not in its individual capacity, except as expressly provided herein, but solely as Subordination Agent under the
Intercreditor Agreement ("SUBORDINATION AGENT").

                                    RECITALS

     A. Owner is the owner of the Pledged Spare Parts, and the Owner wishes to issue and sell the Series G-1 Equipment Note and Series B-1 Equipment Note, to
be secured by, among other things, the Pledged Spare Parts.

     B. Pursuant to the Class G-1 Pass Through Trust Agreement, the Class G-1
Pass Through Trust was created, and the Class G-1 Pass Through Trust issued and sold certificates substantially in the form of Exhibit A thereto and authenticated by the Class G-1 Pass Through Trustee (the "Class G-1 Pass Through
Certificates").

     C. Pursuant to the Class B-1 Pass Through Trust Agreement, the Class B-1
Pass Through Trust was created, and the Class B-1 Pass Through Trust issued and sold certificates substantially in the form of Exhibit A thereto and authenticated by the Class B-1 Pass Through Trustee (the "Class B-1 Pass Through
Certificates").

     D. Each of the Class G-1 Pass Through Trustee and Class B-1 Pass Through
Trustee has agreed to use the proceeds from the issuance and sale of its respective Class G-1 Pass Through Certificates and Class B-1 Pass Through
Certificates issued by the applicable Pass Through Trust to purchase from Owner, on behalf of the related Pass Through Trust, the Series G-1 Equipment Note bearing the same interest rate as the Class G-1 Pass Through Certificates, and the Series B-1 Equipment Note bearing the same interest rate as the Class B-1
Pass Through Certificates, each as issued by the applicable Pass Through Trust.

     E. Owner and Mortgagee, concurrently with the execution and delivery hereof, have entered into the Trust Indenture for the benefit of the Note
Holders, pursuant to which, among other things, Owner agrees (1) to issue the
Initial Equipment Notes, in the amounts and otherwise as provided in the Trust
Indenture, and (2) to mortgage, pledge and assign to Mortgagee all of Owner's right, title and interest in the Collateral to secure the Secured

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Obligations, including, without limitation, Owner's obligations under the
Initial Equipment Notes.

     F The parties hereto wish to set forth in this Agreement the terms and conditions upon and subject to which the aforesaid transactions shall be effected.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND CONSTRUCTION

     Capitalized terms used but not defined herein (including in the initial paragraph and Recitals above) shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in Annex A to the Trust Indenture.

SECTION 2. SECURED LOANS; CLOSING

     2.1  MAKING OF LOANS AND ISSUANCE OF INITIAL EQUIPMENT NOTES

     Subject to the terms and conditions of this Agreement, at the closing under the applicable Underwriting Agreement,

     (a) upon receipt by the Class G-1 Pass Through Trustee of the proceeds from the sale of the Class G-1 Pass Through Certificate:

          (i)  the Class G-1 Pass Through Trustee shall make a secured loan to the Owner in the amount of $74,128,000.00, to be evidenced by a
               Series G-1 Equipment Note;

          (ii) the Owner shall issue, pursuant to and in accordance with the provisions of Article II of the Trust Indenture, to the
               Subordination Agent as the registered holder on behalf of the
               Class G-1 Pass Through Trustee, one Series G-1 Equipment Note,
               dated the Closing Date, in an aggregate principal amount equal to the secured loan made by the Class G-1 Pass Through Trustee; and

     (b) upon receipt by the by the Class B-1 Pass Through Trustee of the proceeds from the sale of the Class B-1 Pass Through Certificate:

          (i)  the Class B-1 Pass Through Trustee shall make a secured loan to the Owner in the amount of $49,418,000.00, to be evidenced by a
               Series B-1 Equipment Note; and

          (ii) the Owner shall issue, pursuant to and in accordance with the provisions of Article II of the Trust Indenture, to the
               Subordination Agent as the registered holder on behalf of the
               Class B-1 Pass Through Trustee, one Series B-1 Equipment Note,
               dated the Closing Date, in an aggregate

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               principal amount equal to the secured loan made by the Class B-1
               Pass Through Trustee.

     2.2  CLOSING

     (a) The Closing shall take place on the Closing Date at the offices of
Holland & Knight LLP, 195 Broadway, New York, New York 10007, or on such other date or at such other place as the parties shall agree.

     (b) All payments pursuant to this Section 2 shall be made in immediately available funds to the accounts set forth in Schedule 1 hereto opposite the name of the recipients of such payments.

SECTION 3. [INTENTIONALLY OMITTED.]

SECTION 4. CONDITIONS PRECEDENT

     4.1  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE CLASS G-1 PASS THROUGH
          TRUSTEE AND CLASS B-1 PASS THROUGH TRUSTEE

     The obligation of each Class G-1 Pass Through Trustee and Class B-1 Pass
Through Trustee to make its secured loan described in Section 2.1 and to participate in the transactions contemplated by this Agreement on the Closing
Date is subject to the fulfillment, prior to or on the Closing Date, of the following conditions precedent:

          4.1.1 INITIAL EQUIPMENT NOTES

     The Owner shall have tendered each of the Series G-1 Equipment Note to be issued to the Class G-1 Pass Through Trustee, and the Series B-1 Equipment Note
to be issued to the Class B-1 Pass Through Trustee, to the Mortgagee for
authentication and the Mortgagee shall have authenticated such Series G-1
Equipment Note and Series B-1 Equipment Note to be issued to such Class G-1 Pass
Through Trustee and Class B-1 Pass Through Trustee, respectively, and shall have tendered the Series G-1 Equipment Note and Series B-1 Equipment Note to the
Subordination Agent on behalf of each such Class G-1 Pass Through Trustee and
Class B-1 Pass Through Trustee, against receipt of the loan proceeds, in accordance with Section 2.1.

          4.1.2 DELIVERY OF DOCUMENTS

     The Subordination Agent on behalf of each such Class G-1 Pass Through
Trustee and Class B-1 Pass Through Trustee shall have received executed counterparts or conformed copies of the following documents:

          (i) this Agreement;

          (ii) the Trust Indenture;

          (iii) the broker's report and insurance certificates required by
Section 4.09 of the Trust Indenture;

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          (iv) (A) a copy of the Certificate of Incorporation and By-Laws of
Owner and resolutions of the board of directors of Owner and/or the executive committee thereof, in each case certified as of the Closing Date, by the
Secretary or an Assistant Secretary of Owner, duly authorizing the execution, delivery and performance by Owner of the Operative Agreements to which it is party required to be executed and delivered by Owner on or prior to the Closing
Date in accordance with the provisions hereof and thereof; and (B) an incumbency certificate of Owner as to the person or persons authorized to execute and deliver the Operative Agreements on behalf of Owner;

          (v) an Officer's Certificate of Owner, dated as of the Closing Date, stating that its representations and warranties set forth in this Agreement are true and correct as of the Closing Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date);

          (vi) the Financing Statements;

          (vii) the following opinions of counsel, in each case dated the
Closing Date:

               (A) an opinion of Holland & Knight LLP, special counsel to Owner, substantially in the form of Exhibit A;

               (B) an opinion of Owner's Legal Department, substantially in the form of Exhibit B;

               (C) an opinion of Morris, James, Hitchens & Williams LLP, special counsel to Mortgagee and to the Class G-1 Pass Through Trustee and Class B-1
Pass Through Trustee, substantially in the form of Exhibit C;

               (D) an opinion of DeBee Gilchrist, special counsel in Oklahoma
City, Oklahoma, substantially in the form of Exhibit D; and

               (E) an opinion of Adsuar Muniz Goycot Besosa, Special Counsel in
Puerto Rico, substantially in the form of Exhibit E.

          (viii) the Collateral Maintenance Agreement.

          4.1.3 PERFECTED SECURITY INTEREST

     On the Closing Date, after giving effect to the filing of the FAA Filed
Documents and the Financing Statements, Mortgagee shall have received a duly perfected first priority security interest in all of Owner's right, title and interest in the Pledged Spare Parts, subject only to Permitted Liens.

          4.1.4 VIOLATION OF LAW

     No change shall have occurred after the date of this Agreement in any applicable Law that makes it a violation of Law for (a) Owner, any Class G-1
Pass Through Trustee, any Class B-1 Pass Through Trustee, Subordination Agent or
Mortgagee to execute, deliver and perform

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                                       -4-

the Operative Agreements to which any of them is a party, or (b) any Class G-1
Pass Through Trustee to make the loan contemplated by Section 2.1, to acquire a
Series G-1 Equipment Note, or to realize the benefits of the security afforded by the Indenture or (c) any Class B-1 Pass Through Trustee to make the loan contemplated by Section 2.1, to acquire a Series B-1 Equipment Note, or to realize the benefits of the security afforded by the Trust Indenture.

          4.1.5 REPRESENTATIONS, WARRANTIES AND COVENANTS

     The representations and warranties of each other party to this Agreement made, in each case, in this Agreement and in any other Operative Agreement to which it is a party, shall be true and accurate in all material respects as of the Closing Date (unless any such representation and warranty shall have been made with reference to a specified date, in which case such representation and warranty shall be true and accurate as of such specified date) and each other party to this Agreement shall have performed and observed, in all material respects, all of its covenants, obligations and agreements in this Agreement and in any other Operative Agreement to which it is a party to be observed or performed by it as of the Closing Date.

          4.1.6 NO EVENT OF DEFAULT

     On the Closing Date, no event shall have occurred and be continuing, or would result from the mortgage of the Pledged Spare Parts, which constitutes a
Default or an Event of Default.

          4.1.7 SECTION 1110

     Mortgagee shall be entitled to the benefits of Section 1110 (as currently in effect) with respect to the right to take possession of the Pledged Spare
Parts and to enforce any of its other rights or remedies as provided in the
Trust Indenture and the Collateral Maintenance Agreement in the event of a case under Chapter 11 of the Bankruptcy Code in which Owner is a debtor.

          4.1.8 FILING

     On the Closing Date (a) the FAA Filed Documents shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the FAA in accordance with the Act and (b) each Financing
Statement shall have been duly filed (or shall be in the process of being so duly filed) in the appropriate jurisdiction.

          4.1.9 NO PROCEEDINGS

     No action or proceeding shall have been instituted, nor shall any action be threatened in writing, before any Government Entity, nor shall any order, judgment or decree have been issued or proposed to be issued by any Government
Entity, to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or any other Operative Agreement or the transactions contemplated hereby or thereby.

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          4.1.10 GOVERNMENTAL ACTION

     All appropriate action required to have been taken prior to the Closing
Date by the FAA, or any governmental or political agency, subdivision or instrumentality of the United States, in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals of such entities required to be in effect on the Closing Date in connection with the transactions contemplated by this Agreement shall have been issued.

          4.1.11 TITLE

     Owner shall have good and marketable title to the Pledged Spare Parts as of the Closing Date, free and clear of all Liens, except Permitted Liens.

     4.2  CONDITIONS PRECEDENT TO OBLIGATIONS OF MORTGAGEE

     The obligation of Mortgagee to authenticate the Initial Equipment Notes on the Closing Date is subject to the satisfaction or waiver by Mortgagee, on or prior to the Closing Date, of the conditions precedent set forth below in this
Section 4.2.

          4.2.1 DOCUMENTS

     Executed originals of the agreements, instruments, certificates or documents described in Section 4.1.2 shall have been received by Mortgagee, except as specifically provided therein, unless the failure to receive any such agreement, instrument, certificate or document is the result of any action or inaction by Mortgagee.

          4.2.2 OTHER CONDITIONS PRECEDENT

     Each of the conditions set forth in Sections 4.1.4, 4.1.5, 4.1.6, 4.1.7,
4.1.8, 4.1.9 and 4.1.10 shall have been satisfied unless the failure of any such condition to be satisfied is the result of any action or inaction by Mortgagee.

     4.3  CONDITIONS PRECEDENT TO OBLIGATIONS OF OWNER

     The obligation of Owner to participate in the transaction contemplated hereby on the Closing Date is subject to the satisfaction or waiver by Owner, on or prior to the Closing Date, of the conditions precedent set forth below in this Section 4.3.

          4.3.1 DOCUMENTS

     Executed originals of the agreements, instruments, certificates or documents described in Section 4.1.2 shall have been received by Owner, except as specifically provided therein, and shall be satisfactory to Owner, unless the failure to receive any such agreement, instrument, certificate or document is the result of any action or inaction by Owner. In addition, the Owner shall have received the following:

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          (i) (A) an incumbency certificate of WTC as to the person or persons authorized to execute and deliver the Operative Agreements on behalf of WTC and
(B) a copy of the Certificate of Incorporation and By-Laws and general authorizing resolution of the board of directors (or executive committee) or other satisfactory evidence of authorization of WTC, certified as of the Closing
Date by the Secretary or Assistant or Attesting Secretary of WTC, which authorize the execution, delivery and performance by WTC of the Operative
Agreements to which it is a party; and

          (ii) an Officer's Certificate of WTC, dated as of the Closing Date, stating that its representations and warranties in its individual capacity or as
Mortgagee, Class G-1 Pass Through Trustee and Class B-1 Pass Through Trustee or
Subordination Agent, as the case may be, set forth in this Agreement are true and correct as of the Closing Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date).

          4.3.2 OTHER CONDITIONS PRECEDENT

     Each of the conditions set forth in Sections 4.1.4, 4.1.5, 4.1.6, 4.1.7,
4.1.9 and 4.1.10 shall have been satisfied or waived by Owner, unless the failure of any such condition to be satisfied is the result of any action or inaction by Owner.

     4.4  POST-RECORDATION OPINION

     Promptly upon the recordation of the FAA Filed Documents pursuant to the
Act, Owner will cause DeBee Gilchrist, special counsel in Oklahoma City,
Oklahoma, to deliver to Owner, each Class G-1 Pass Through Trustee and Class B-1
Pass Through Trustee, Mortgagee, each Liquidity Provider and the Policy Provider a favorable opinion or opinions addressed to each of them with respect to such registration and recordation.

SECTION 5. REPRESENTATIONS AND WARRANTIES

     5.1  OWNER'S REPRESENTATIONS AND WARRANTIES

     Owner represents and warrants to any Class G-1 Pass Through Trustee, any
Class B-1 Pass Through Trustee, Subordination Agent and Mortgagee that:

          5.1.1 ORGANIZATION; QUALIFICATION

     Owner is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to conduct the business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under the Operative Agreements to which it is party. Owner is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the nature and extent of the business conducted by it, or the ownership of its properties, requires such qualification, except where the failure to be so qualified would not give rise to a Material Adverse Change to Owner.

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          5.1.2 CORPORATE AUTHORIZATION

     Owner has taken, or caused to be taken, all necessary corporate action
(including, without limitation, the obtaining of any consent or approval of stockholders required by its Certificate of Incorporation or By-Laws) to authorize the execution and delivery of each of the Operative Agreements to which it is party, and the performance of its obligations thereunder.

          5.1.3 NO VIOLATION

     The execution and delivery by Owner of the Operative Agreements to which it is party, the performance by Owner of its obligations thereunder and the consummation by Owner on the Closing Date of the transactions contemplated thereby, do not and will not (a) violate any provision of the Certificate of
Incorporation or By-Laws of Owner, (b) violate any Law applicable to or binding on Owner or (c) violate or constitute any default under (other than any violation or default that would not result in a Material Adverse Change to
Owner), or result in the creation of any Lien (other than as permitted under the
Trust Indenture) upon any Pledged Spare Part under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which Owner is a party or by which Owner or any of its properties is bound.

          5.1.4 APPROVALS

     The execution and delivery by Owner of the Operative Agreements to which
Owner is a party, the performance by Owner of its obligations thereunder and the consummation by Owner on the Closing Date of the transactions contemplated thereby do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other holder of any debt of Owner and (b) any Government Entity, other than the filing of (x) the FAA Filed Documents and the Financing Statements (and continuation statements periodically) and (y) filings, recordings, notices or other ministerial actions pursuant to any routine recording, contractual or regulatory requirements applicable to it.

          5.1.5 VALID AND BINDING AGREEMENTS

     The Operative Agreements to which Owner is a party have been duly authorized, executed and delivered by Owner and, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, constitute the legal, valid and binding obligations of Owner and are enforceable against
Owner in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar Laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

          5.1.6 REGISTRATION AND RECORDATION

     Except for (a) the filing for recordation (and recordation) of the FAA
Filed Documents, (b) the registration at the International Registry of the
Mortgagee's international interest in any Pledged Spare Engine, and (c) the filing of the Financing Statements (and continuation statements relating thereto at periodic intervals), no further action, including any filing or

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recording of any document (including any financing statement in respect thereof under Article 9 of the UCC) is necessary in order to establish and perfect
Mortgagee's security interest in the Pledged Spare Parts as against Owner and any other Person, in each case, in any applicable jurisdictions in the United
States.

          5.1.7 OWNER'S LOCATION

     The Owner's location (as such term is used in Section 9-307 of the UCC) is
Delaware. The full and correct legal name and mailing address of Owner are correctly set forth in Schedule 1 hereto in the column "Address for Notices".

          5.1.8 COMPLIANCE WITH LAWS

     (a) Owner is a Citizen of the United States and a U.S. Air Carrier.

     (b) Owner holds all licenses, permits and franchises from the appropriate
Government Entities necessary to authorize Owner to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not give rise to a Material Adverse Change to Owner.

     (c) Owner is not an "investment company" or a company controlled by an
"investment company" within the meaning of the Investment Company Act of 1940, as amended.

          5.1.9 SECURITIES LAWS

     Neither Owner nor any person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of any Pledged Spare Part, or any of the Series G-1 Equipment Note or
Series B-1 Equipment Note, or any other interest in or Security under the Trust
Indenture, for sale to, or solicited any offer to acquire any such interest or
Security from, or has sold any such interest or Security to, any person in violation of the Securities Act.

          5.1.10 BROKER'S FEES

     No Person acting on behalf of Owner is or will be entitled to any broker's fee, commission or finder's fee in connection with the Transactions, other than the fees and expenses payable by Owner in connection with the sale of the Class
G-1 Pass Through Certificates and Class B-1 Pass Through Certificates.

          5.1.11 SECTION 1110

     Mortgagee, on behalf of the Note Holders and the Indenture Indemnitees, is entitled to the benefits of Section 1110 (as currently in effect) with respect to the right to take possession of the Pledged Spare Parts and to enforce any of its other rights or remedies as provided in the Trust Indenture and the
Collateral Maintenance Agreement in the event of a case under Chapter 11 of the
Bankruptcy Code in which Owner is a debtor.

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          5.1.12 TITLE

     The Owner has good and marketable title to the Pledged Spare Parts as of the Closing Date, free and clear of all Liens, except Permitted Liens.

     5.2  WTC'S REPRESENTATIONS AND WARRANTIES

     WTC represents and warrants (with respect to the representations relating to the Mortgagee, Class G-1 Pass Through Trustee, Class B-1 Pass Through Trustee
and the Subordination Agent, in Section 5.2.5, which are given solely in such capacities, and Section 5.2.10, solely in its capacity as Subordination Agent)
to Owner that:

          5.2.1 ORGANIZATION, ETC.

     WTC is a Delaware banking corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, holding a valid certificate to do business as a Delaware banking corporation with banking authority to execute and deliver, and perform its obligations under, the Class
G-1 Pass Through Trustee Agreements and Class B-1 Pass Through Trustee
Agreements and the Operative Agreements to which it is a party.

          5.2.2 CORPORATE AUTHORIZATION

     WTC has taken, or caused to be taken, all necessary corporate action
(including, without limitation, the obtaining of any consent or approval of stockholders required by Law or by its Certificate of Incorporation or By-Laws)
to authorize the execution and delivery by WTC, in its individual capacity or as
Mortgagee, Class G-1 Pass Through Trustee, Class B-1 Pass Through Trustee or
Subordination Agent, as the case may be, of the Class G-1 Pass Through Trust
Agreement and Class B-1 Pass Through Agreement, the Intercreditor Agreement,
this Note Purchase Agreement and the other Operative Agreements to which it is a party and the performance of its obligations thereunder.

          5.2.3 NO VIOLATION

     The execution and delivery by WTC, in its individual capacity or as
Mortgagee, Class G-1 Pass Through Trustee, Class B-1 Pass Through Trustee or
Subordination Agent, as the case may be, of the Class G-1 Pass Through Trustee
Agreements and Class B-1 Pass Through Trustee Agreements and the other Operative
Agreements to which it is a party, the performance by WTC, in its individual capacity or as Mortgagee, Class G-1 Pass Through Trustee, Class B-1 Pass Through
Trustee or Subordination Agent, as the case may be, of its obligations thereunder and the consummation on the Closing Date of the transactions contemplated thereby, do not and will not (a) violate any provision of the
Certificate of Incorporation or By-Laws of WTC, (b) violate any Law applicable to or binding on WTC, in its individual capacity or (except in the case of any
Law of the State of Delaware relating to any Plan) as Mortgagee, Class G-1 Pass
Through Trustee, Class B-1 Pass Through Trustee or Subordination Agent, or (c)
violate or constitute any default under (other than any violation or default that would not result in a Material Adverse Change to WTC, in its individual capacity or Mortgagee, Class G-1 Pass Through Trustee, Class B-1 Pass Through
Trustee or Subordination Agent), or result in the creation of any Lien (other than the Lien of the Trust Indenture) upon any property of WTC, in

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its individual capacity or as Mortgagee, Class G-1 Pass Through Trustee, Class
B-1 Pass Through Trustee or Subordination Agent, or any of WTC's subsidiaries under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other agreement, instrument or document to which
WTC, in its individual capacity or as Mortgagee, Class G-1 Pass Through Trustee,
Class B-1 Pass Through Trustee or Subordination Agent, is a party or by which
WTC, in its individual capacity or as Mortgagee, Class G-1 Pass Through Trustee,
Class B-1 Pass Through Trustee or Subordination Agent, or any of their respective properties is bound.

          5.2.4 APPROVALS

     The execution and delivery by WTC, in its individual capacity or as
Mortgagee, Class G-1 Pass Through Trustee, Class B-1 Pass Through Trustee or
Subordination Agent, as the case may be, of the Class G-1 Pass Through Trustee
Agreements and Class B-1 Pass Through Trustee Agreements and the Operative
Agreements to which it is a party, the performance by WTC, in its individual capacity or as Mortgagee, Class G-1 Pass Through Trustee, Class B-1 Pass Through
Trustee or Subordination Agent, as the case may be, of its obligations thereunder and the consummation on the Closing Date by WTC, in its individual capacity or as Mortgagee, Class G-1 Pass Through Trustee, Class B-1 Pass Through
Trustee or Subordination Agent, as the case may be, of the transactions contemplated thereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other holder of any Debt of WTC or (b) any
Government Entity, other than the filing of the FAA Filed Documents and the
Financing Statements.

          5.2.5 VALID AND BINDING AGREEMENTS

     The Class G-1 Pass Through Trustee Agreements and Class B-1 Pass Through
Trustee Agreements and the Operative Agreements to which it is a party have been duly authorized, executed and delivered by WTC and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitute the legal, valid and binding obligations of WTC, in its individual capacity or as Mortgagee, Class G-1 Pass Through Trustee and Class B-1 Pass
Through Trustee or Subordination Agent, as the case may be, and are enforceable against WTC, in its individual capacity or as Mortgagee, Class G-1 Pass Through
Trustee and Class B-1 Pass Through Trustee or Subordination Agent, as the case may be, in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar Laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

          5.2.6 CITIZENSHIP

     WTC is a Citizen of the United States.

          5.2.7 NO LIENS

     On the Closing Date, there are no Liens attributable to WTC in respect of all or any part of the Collateral.

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                                      -11-

          5.2.8 LITIGATION

     There are no pending or, to the Actual Knowledge of WTC, threatened actions or proceedings against WTC, in its individual capacity or as Mortgagee, Class
G-1 Pass Through Trustee, Class B-1 Pass Through Trustee or Subordination Agent,
before any court, administrative agency or tribunal which, if determined adversely to WTC, in its individual capacity or as Mortgagee, Class G-1 Pass
Through Trustee, Class B-1 Pass Through Trustee or Subordination Agent, as the
case may be, would materially adversely affect the ability of WTC, in its individual capacity or as Mortgagee, Class G-1 Pass Through Trustee, Class B-1
Pass Through Trustee or Subordination Agent, as the case may be, to perform its obligations under any of the Operative Agreements to which Mortgagee is a party, the Class G-1 Pass Through Trustee Agreeements, Class B-1 Pass Through Trustee
Agreements or the Subordination Agent Agreements.

          5.2.9 SECURITIES LAWS

     Neither WTC nor any person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of any Pledged Spare Part or any interest in the Collateral or any of the Series
G-1 Equipment Note and Series B-1 Equipment Note or any other interest in or
Security under the Collateral for sale to, or solicited any offer to acquire any such interest or Security from, or has sold any such interest or Security to, any Person other than the Subordination Agent, the Class G-1 Pass Through
Trustee and Class B-1 Pass Through Trustee, except for the offering and sale of the Class G-1 Pass Through Certificates and Class B-1 Pass Through Certificates.

          5.2.10 INVESTMENT

     The Series G-1 Equipment Note and Series B-1 Equipment Note to be acquired by the Subordination Agent are being acquired by it for the account of the Class
G-1 Pass Through Trustee and Class B-1 Pass Through Trustee, respectively, for investment and not with a view to any resale or distribution thereof, except that, subject to the restrictions on transfer set forth in Section 9, the disposition by it of its Series G-1 Equipment Note and Series B-1 Equipment Note
shall at all times be within its control.

          5.2.11 TAXES

     There are no Taxes payable by any of Class G-1 Pass Through Trustee, Class
B-1 Pass Through Trustee or WTC, as the case may be, imposed by the State of
Delaware or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by such Class G-1 Pass Through
Trustee, Class B-1 Pass Through Trustee or WTC, as the case may be, of this
Agreement or any of the Class G-1 Pass Through Trustee Agreements and Class B-1
Pass Through Trustee Agreements (other than franchise or other taxes based on or measured by any fees or compensation received by any of the Class G-1 Pass
Through Trustee, Class B-1 Pass Through Trustee or WTC, as the case may be, for services rendered in connection with the transactions contemplated by any of the
Class G-1 Pass Through Trust Agreements and Class B-1 Pass Through Trust
Agreements), and there are no Taxes payable by any of the Class G-1 Pass Through
Trustee, Class B-1 Pass Through Trustee or WTC, as the case may be,

Note Purchase Agreement

                                      -12-

imposed by the State of Delaware or any political subdivision thereof in connection with the acquisition, possession or ownership by the Class G-1 Pass
Through Trustee of the Series G-1 Equipment Note and by the Class B-1 Pass
Through Trustee of the Series B-1 Equipment Note (other than franchise or other taxes based on or measured by any fees or compensation received by the Class G-1
Pass Through Trustee, Class B-1 Pass Through Trustee or WTC, as the case may be, for services rendered in connection with the transactions contemplated by the
Class G-1 Pass Through Trust Agreement and Class B-1 Pass Through Trust
Agreement), and, assuming that the trusts created by the Class G-1 Pass Through
Agreement and Class B-1 Pass Through Trust Agreement will not be taxable as corporations, but, rather, each will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Code or as a partnership under
Subchapter K of the Code, such trusts will not be subject to any Taxes imposed by the State of Delaware or any political subdivision thereof.

          5.2.12 BROKER'S FEES

     No Person acting on behalf of WTC, in its individual capacity or as
Mortgagee, Class G-1 Pass Through Trustee, Class B-1 Pass Through Trustee or
Subordination Agent, as the case may be, is or will be entitled to any broker's fee, commission or finder's fee in connection with the Transactions.

SECTION 6. COVENANTS, UNDERTAKINGS AND AGREEMENTS

     6.1  COVENANTS OF OWNER

     Owner covenants and agrees, at its own cost and expense, with each Note
Holder and Mortgagee as follows:

          6.1.1 CORPORATE EXISTENCE; U.S. AIR CARRIER

     Owner shall at all times maintain its corporate existence, except as permitted by Section 4.07 of the Trust Indenture, and shall at all times remain a U.S. Air Carrier.

          6.1.2 NOTICE OF CHANGE OF LOCATION

     Owner will give Mortgagee timely written notice (but in any event within 30 days prior to the expiration of the period of time specified under applicable
Law to prevent lapse of perfection) of any change in its location (as such term is used in Section 9-307 of the UCC) or legal name and will promptly take any action required by Section 4.06 of the Trust Indenture as a result of such relocation.

          6.1.3 SECURITIES LAWS

     Neither Owner nor any person authorized to act on its behalf will directly or indirectly offer any beneficial interest or Security relating to the ownership of any Pledged Spare Part or any interest in any of the Series G-1
Equipment Note and Series B-1 Equipment Notes or any other interest in or
Security under the Trust Indenture, for sale to, or solicit any offer to acquire any such interest or Security from, or sell any such interest or Security to, any person in violation of the Securities Act or applicable state or foreign securities Laws.

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                                      -13-

     6.2  COVENANTS OF WTC

     WTC in its individual capacity or as Mortgagee, Class G-1 Pass Through
Trustee and Class B-1 Pass Through Trustee or Subordination Agent, as the case may be, covenants and agrees with Owner as follows:

          6.2.1 LIENS

     WTC (a) will not directly or indirectly create, incur, assume or suffer to exist any Lien attributable to it on or with respect to all or any part of the
Collateral or any Pledged Spare Part, (b) will, at its own cost and expense, promptly take such action as may be necessary to discharge any Lien attributable to WTC on all or any part of the Collateral or any Pledged Spare Part and (c)
will personally hold harmless and indemnify Owner, each Note Holder, each of their respective Affiliates, successors and permitted assigns, and the
Collateral from and against (i) any and all Expenses, (ii) any reduction in the amount payable out of the Collateral, and (iii) any interference with the possession, operation or other use of all or any part of any Pledged Spare Part, imposed on, incurred by or asserted against any of the foregoing as a consequence of any such Lien.

          6.2.2 SECURITIES ACT

     WTC in its individual capacity or as Mortgagee, Class G-1 Pass Through
Trustee, Class B-1 Pass Through Trustee or Subordination Agent, will not offer any beneficial interest or Security relating to the ownership of any Pledged
Spare Part or any interest in the Collateral, or the Series G-1 Equipment Note,
Series B-1 Equipment Note or any other interest in or Security under the Trust
Indenture for sale to, or solicit any offer to acquire any such interest or
Security from, or sell any such interest or Security to, any Person in violation of the Securities Act or applicable state or foreign securities Laws, provided that the foregoing shall not be deemed to impose on WTC any responsibility with respect to any such offer, sale or solicitation by any other party hereto.

          6.2.3 PERFORMANCE OF AGREEMENTS

     WTC, in its individual capacity and as Mortgagee, Class G-1 Pass Through
Trustee, Class B-1 Pass Through Trustee or Subordination Agent, as the case may be, shall perform its obligations under the Class G-1 Pass Through Trust
Agreement and Class B-1 Pass Through Trustee Agreement and the Operative
Agreements in accordance with the terms thereof.

          6.2.4 WITHHOLDING TAXES

     WTC shall indemnify (on an after-tax basis) and hold harmless Owner against any United States withholding taxes (and related interest, penalties and additions to tax) as a result of the failure by WTC to withhold on payments to any Note Holder if such Note Holder failed to provide to Mortgagee necessary certificates or forms to substantiate the right to exemption from such withholding tax.

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                                      -14-

     6.3  COVENANTS OF NOTE HOLDERS

     Each Note Holder (including Subordination Agent) as to itself only covenants and agrees with Owner and Mortgagee as follows:

          6.3.1 WITHHOLDING TAXES

     Such Note Holder (if it is a Non-U.S. Person) agrees to indemnify (on an after-tax basis) and hold harmless Owner and Mortgagee against any United States withholding taxes (and related interest, penalties and additions to tax) as a result of the inaccuracy or invalidity of any certificate or form provided by such Note Holder to Mortgagee in connection with such withholding taxes. Any amount payable hereunder shall be paid within 30 days after receipt by a Note
Holder of a written demand therefor.

          6.3.2 TRANSFER; COMPLIANCE

     (a) Such Note Holder will (i) not transfer any Series G-1 Equipment Note and Series B-1 Equipment Note or interest therein in violation of the Securities
Act or applicable state or foreign securities Law; provided, that the foregoing provisions of this section shall not be deemed to impose on such Note Holder any responsibility with respect to any such offer, sale or solicitation by any other party hereto, and (ii) perform and comply with the obligations specified to be imposed on it (as a Note Holder) under each of the Trust Indenture and the form of Series G-1 Equipment Note and Series B-1 Equipment Note set forth in the
Trust Indenture.

     (b) Each Note Holder will not sell, assign, convey, exchange or otherwise transfer any Series G-1 Equipment Note and Series B-1 Equipment Note or any
interest in, or represented by, any Series G-1 Equipment Note and Series B-1
Equipment Note (it being understood that this provision is not applicable to the
Class G-1 Pass Through Certificates and Class B-1 Pass Through Certificates)
unless the proposed transferee thereof first provides Owner with both of the following:

          (i) a written representation and covenant that either (a) no portion of the funds it uses to purchase, acquire and hold such Equipment Note or interest directly or indirectly constitutes, or may be deemed under the Code or
ERISA or any rulings, regulations or court decisions thereunder to constitute, the assets of any Plan or (b) the transfer, and subsequent holding, of such
Equipment Note or interest shall not involve or give rise to a transaction that constitutes a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code involving Owner, Class G-1 Pass Through
Trustee, Class B-1 Pass Through Trustee, the Subordination Agent or the proposed transferee (other than a transaction that is exempted from the prohibitions of such sections by applicable provisions of ERISA or the Code or administrative exemptions or regulations issued thereunder); and

          (ii) a written covenant that it will not transfer any Series G-1
Equipment Note and Series B-1 Equipment Note or any interest in, or represented by, any Series G-1 Equipment Note and Series B-1 Equipment Note unless the subsequent transferee also makes the representation described in clause (i)
above and agrees to comply with this clause (ii).

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                                      -15-

     6.4  AGREEMENTS

          6.4.1 QUIET ENJOYMENT

     Each of the Class G-1 Pass Through Truste, Class B-1 Pass Through Trustee,
Subordination Agent, each Note Holder and Mortgagee agrees as to itself with
Owner that, so long as no Event of Default shall have occurred and be continuing, such Person shall not (and shall not permit any Affiliate or other
Person claiming by, through or under it to) interfere with Owner's rights in accordance with the Trust Indenture to the quiet enjoyment, possession and use of the Collateral.

          6.4.2 CONSENTS

     Each of the Class G-1 Pass Through Trustee, Class B-1 Pass Through Trustee,
Subordination Agent and Mortgagee covenants and agrees, for the benefit of
Owner, that it shall not unreasonably withhold its consent to any consent or approval requested of it under the terms of any of the Operative Agreements which by its terms is not to be unreasonably withheld.

          6.4.3 INSURANCE

     Each of the Class G-1 Pass Through Trustee, Class B-1 Pass Through Trustee,
Subordination Agent, Mortgagee and each Note Holder agrees not to obtain or maintain insurance for its own account as permitted by Section 4.09 of the Trust
Indenture if such insurance would limit or otherwise adversely affect the coverage of any insurance required to be obtained or maintained by Owner pursuant to Section 4.09 of the Trust Indenture.

          6.4.4 EXTENT OF INTEREST OF NOTE HOLDERS

     A Note Holder shall not, as such, have any further interest in, or other right with respect to, the Collateral when and if the principal and Premium, if any, of and interest on the Equipment Note held by such Holder, and all other sums, then due and payable to such Holder hereunder and under any other
Operative Agreement, shall have been paid in full.

SECTION 7. CONFIDENTIALITY

     Owner, Note Holders and Mortgagee (and each Indemnitee) shall keep the Note
Purchase Agreement and Annex B to the Trust Indenture confidential and shall not disclose, or cause to be disclosed, the same to any Person, except (A) to prospective and permitted transferees of Owner's, a Note Holder's, a Liquidity
Provider's, Policy Provider's, Mortgagee's or other Indenture Indemnitee's interest or their respective counsel or special counsel, independent insurance brokers, auditors, or other agents who agree to hold such information confidential, (B) to Owner's, a Note Holder's, a Liquidity Provider's, the
Liquidity Guarantor's, Policy Provider's, a Pass Through Trustee's, Mortgagee's
or other Indenture Indemnitee's counsel or special counsel, independent insurance brokers, auditors, or other agents, Affiliates or investors who agree to hold such information confidential, (C) as may be required by any statute, court or administrative order or decree, legal process or governmental ruling or regulation, including those of any applicable insurance regulatory bodies
(including, without limitation, the National Association of Insurance
Commissioners), federal or state banking examiners, Internal Revenue

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                                      -16-

Service auditors or any stock exchange, (D) with respect to a Note Holder or any
Pass Through Trustee, to a nationally recognized rating agency for the purpose of obtaining or confirming a rating on the Series G-1 Equipment Note and Series
B-1 Equipment Note or the Class G-1 Pass Through Certificates or Class B-1 Pass
Through Certificates or to support an NAIC rating for the Equipment Notes or (E)
such other Persons as are reasonably deemed necessary by the disclosing party in order to protect the interests of such party or for the purposes of enforcing such documents by such party; provided, that any and all disclosures permitted by clauses (C), (D), or (E) above shall be made only to the extent necessary to meet the specific requirements or needs of the Persons making such disclosures

SECTION 8. INDEMNIFICATION AND EXPENSES

     8.1  GENERAL INDEMNITY

          8.1.1 INDEMNITY

     Whether or not any of the transactions contemplated hereby are consummated,
Owner shall indemnify, protect, defend and hold harmless each Indemnitee from, against and in respect of, and shall pay on a net after-tax basis, any and all
Expenses of any kind or nature whatsoever that may be imposed on, incurred by or asserted against any Indemnitee, relating to, resulting from, or arising out of or in connection with, any one or more of the following:

     (a) The Operative Agreements, the Pass Through Agreements, or the
enforcement of any of the terms of any of the Operative Agreements or the Pass
Through Agreements;

     (b) Any Collateral, including, without limitation, with respect thereto,
(i) the manufacture, design, purchase, acceptance, nonacceptance or rejection, ownership, delivery, nondelivery, lease, sublease, assignment, possession, use or non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, airworthiness, replacement, repair, sale, substitution, return, abandonment, redelivery or other disposition of any Collateral by the Owner, any Permitted Lessee or any
other Person whatsoever, (ii) any claim or penalty arising out of or relating to violations of applicable Laws by Owner (or any Permitted Lessee), (iii) tort liability, whether or not arising out of the negligence of any Indemnitee
(whether active, passive or imputed), (iv) death, personal injury, property damage or any other loss or harm to passengers, shippers or others, (v)
environmental control, noise or pollution and (vi) any Liens in respect of any
Collateral;

     (c) The offer, sale, or delivery of any Series G-1 Equipment Note and
Series B-1 Equipment Note, Class G-1 Pass Through Certificates and Class B-1
Pass Through Certificates or any interest therein or represented thereby; and

     (d) Any breach of or failure to perform or observe, or any other noncompliance with, any covenant or agreement or other obligation to be performed by Owner under any Operative Agreement to which it is party or any
Pass Through Agreement or the falsity of any representation or warranty of Owner in any Operative Agreement to which it is party or any Pass Through Agreement.

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                                      -17-

          8.1.2 EXCEPTIONS

     Notwithstanding anything contained in Section 8.1.1, Owner shall not be required to indemnify, protect, defend and hold harmless any Indemnitee pursuant to Section 8.1.1 in respect of any Expense of such Indemnitee:

     (a) For any Taxes or a loss of Tax benefit;

     (b) Except to the extent attributable to acts or events occurring prior thereto, that directly or indirectly relates to, or arises from, any act, event or circumstance (other than acts or events related to the performance by Owner of its obligations in respect of the Series G-1 Equipment Note or Series B-1
Equipment Note pursuant to the terms of the Operative Agreements) that occur after such Series G-1 Equipment Note or B-1 Equipment Note has been paid and discharged in accordance with Section 12.01 of the Trust Indenture; provided, that nothing in this clause (b) shall be deemed to exclude or limit any claim that any Indemnitee may have under applicable Law by reason of an Event of
Default or for damages from Owner for breach of Owner's covenants contained in the Operative Agreements or to release Owner from any of its obligations under the Operative Agreements that expressly provide for performance after payment and discharge of the Series G-1 Equipment Note or Series B-1 Equipment Note;

     (c) To the extent attributable to any Transfer (voluntary or involuntary)
by or on behalf of such Indemnitee of any Series G-1 Equipment Note or Series
B-1 Equipment Note, as the case may be, or interest therein or any assignment or
Transfer of any of such Indemnitee's rights or obligations under any of the
Operative Agreements, except for out-of-pocket costs and expenses incurred as a result of any such Transfer pursuant to the exercise of remedies under any
Operative Agreement;

     (d) [Intentionally Omitted.]

     (e) To the extent attributable to the gross negligence or willful misconduct of such Indemnitee or any related Indemnitee (as defined below)
(other than gross negligence or willful misconduct imputed to such person solely by reason of its interest in the Collateral or any Operative Agreement);

     (f) [Intentionally Omitted.]

     (g) To the extent attributable to the incorrectness or breach of any representation or warranty of such Indemnitee or any related Indemnitee contained in or made pursuant to any Operative Agreement or any Pass Through
Agreement;

     (h) To the extent attributable to the failure by such Indemnitee or any related Indemnitee to perform or observe any agreement, covenant or condition on its part to be performed or observed in any Operative Agreement or any Pass
Through Agreement;

     (i) To the extent attributable to the offer or sale by such Indemnitee or any related Indemnitee of any interest in the Collateral, the Series G-1
Equipment Note and Series B-1 Equipment Note, the Class G-1 Pass Through
Certificates and Class B-1 Pass Through Certificates, or any similar interest, in violation of the Securities Act or other applicable federal,

Note Purchase Agreement

                                      -18-

state or foreign securities Laws (other than any violation thereof caused by acts or omissions of Owner);

     (j) (i) With respect to any Indemnitee (other than Mortgagee), to the extent attributable to the failure of the Mortgagee to distribute funds received and distributable by it in accordance with the Trust Indenture, (ii) with respect to any Indemnitee (other than the Subordination Agent), to the extent attributable to the failure of the Subordination Agent to distribute funds received and distributable by it in accordance with the Intercreditor Agreement,
(iii) with respect to any Indemnitee (other than the Class G-1 Pass Through
Trustee and Class B-1 Pass Through Trustee), to the extent attributable to the failure of Class G-1 Pass Through Trustee or Class B-1 Pass Through Trustee to
distribute funds received and distributable by it in accordance with the applicable Class G-1 Pass Through Trust Agreement or Class B-1 Pass Through
Trust Agreement, as the case may be, (iv) with respect to Mortgagee, to the extent attributable to the negligence or willful misconduct of Mortgagee in the distribution of funds received and distributable by it in accordance with the
Trust Indenture, (v) with respect to the Subordination Agent, to the extent attributable to the negligence or willful misconduct of the Subordination Agent in the distribution of funds received and distributable by it in accordance with the Intercreditor Agreement, and (vi) with respect to the Class G-1 Pass Through
Trustee or Class B-1 Pass Through Trustee, to the extent attributable to the negligence or willful misconduct of such Class G-1 Pass Through Trustee or Class
B-1 Pass Through Trustee in the distribution of funds received and distributable by it in accordance with the applicable Class G-1 Pass Through Trust Agreement or Class B-1 Pass Through Trust Agreement, as the case may be;

     (k) Other than during the continuation of an Event of Default, to the extent attributable to the authorization or giving or withholding of any future amendments, supplements, waivers or consents with respect to any Operative
Agreement or Pass Through Agreement other than such as have been requested by
Owner or as are required by or made pursuant to the terms of the Operative
Agreements or Pass Through Agreements (unless such requirement results from the actions of an Indemnitee not required by or made pursuant to the Operative
Agreements or the Pass Through Agreements);

     (l) To the extent attributable to any amount which any Indemnitee expressly agrees to pay or such Indemnitee expressly agrees shall not be paid by or be reimbursed by Owner;

     (m) To the extent that it is an ordinary and usual general, operating, administrative or overhead (or analogous) expense;

     (n) [Intentionally Omitted.]

     (o) For any Lien attributable to such Indemnitee or any related Indemnitee;

     (p) If another provision of an Operative Agreement or a Pass Through
Agreement specifies the extent of Owner's responsibility or obligation with respect to such Expense, to the extent arising from other than failure of Owner to comply with such specified responsibility or obligation;

Note Purchase Agreement

                                      -19-

     (q) To the extent incurred by or asserted against an Indemnitee as a result of any "prohibited transaction," within the meaning of Section 406 of ERISA or
Section 4975(c)(1) of the Code;

     (r) To the extent attributable to Expenses incurred in connection with the exercise of of inspection rights under the Indenture; or

     (s) To the extent any such Expense constitutes a loss of future profits.

     For purposes of this Section 8.1, a Person shall be considered a "related"
Indemnitee with respect to an Indemnitee if such Person is an Affiliate or employer of such Indemnitee, a director, officer, employee, agent, or servant of such Indemnitee or any such Affiliate or employer or a successor or permitted assignee of any of the foregoing.

          8.1.3 SEPARATE AGREEMENT

     This Agreement constitutes a separate agreement with respect to each
Indemnitee and is enforceable directly by each such Indemnitee.

          8.1.4 NOTICE

     If a claim for any Expense that an Indemnitee shall be indemnified against under this Section 8.1 is made, such Indemnitee shall give prompt written notice thereof to Owner. Notwithstanding the foregoing, the failure of any Indemnitee to notify Owner as provided in this Section 8.1.4, or in Section 8.1.5, shall not release Owner from any of its obligations to indemnify such Indemnitee hereunder, except to the extent that such failure results in an additional
Expense to Owner (in which event Owner shall not be responsible for such additional expense) or materially impairs Owner's ability to contest such claim.

          8.1.5 NOTICE OF PROCEEDINGS; DEFENSE OF CLAIMS; LIMITATIONS

     (a) In case any action, suit or proceeding shall be brought against any
Indemnitee for which Owner is responsible under this Section 8.1, such
Indemnitee shall notify Owner of the commencement thereof. Owner shall be entitled, at its sole cost and expense, acting through counsel reasonably acceptable to the respective Indemnitee, so long as Owner has acknowledged in writing its responsibility for such Expense hereunder (provided that such acknowledgment does not apply if such Expense is covered by Section 8.1.2 or if the decision of a court or arbitrator provides that Owner is not liable hereunder), (A) in any judicial or administrative proceeding that involves solely a claim for one or more Expenses, to assume responsibility for and control thereof, and subject to Section 8.1.5(c), settle or compromise the same,
(B) in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by the Operative Agreements, to assume responsibility for and control of such claim for Expenses, and subject to the provisions of Section
8.1.5(c), settle or compromise the same, to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its reasonable efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee and to be allowed, at Owner's sole expense, to participate therein.

Note Purchase Agreement

                                      -20-

     (b) Owner or its insurer(s) shall have the right, at its or their expense, to investigate or, if Owner or its insurer(s) shall agree not to dispute liability to the Indemnitee giving notice of such action, suit or proceeding under this Section 8.1.5 for indemnification hereunder or under any insurance policies pursuant to which coverage is sought, control (using counsel reasonably satisfactory to the respective Indemnitee) the defense of, any action, suit or proceeding, relating to any Expense for which indemnification is sought pursuant to this Section 8.1, and each Indemnitee shall cooperate with Owner or its insurer(s) with respect thereto; provided, that Owner shall not be entitled to control the defense of any such action, suit, proceeding or compromise any such
Expense (x) during the continuance of any Event of Default, (y) if such proceedings will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any of the Collateral, unless Owner shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitee with respect to such risk or (z) if such proceedings could entail any risk of criminal liability being imposed on such Indemnitee. In connection with any such action, suit or proceeding being controlled by Owner, such Indemnitee shall have the right to participate therein, at its sole cost and expense, with its own counsel reasonably satisfactory to Owner.

     (c) In no event shall any Indemnitee enter into a settlement or other compromise with respect to any Expense without the prior written consent of
Owner, which consent shall not be unreasonably withheld or delayed, unless such
Indemnitee waives its right to be indemnified with respect to such Expense under this Section 8.1.

     (d) In the case of any Expense indemnified by the Owner hereunder which is covered by a policy of insurance maintained by Owner pursuant to Section 4.09 of the Indenture, at Owner's expense, each Indemnitee agrees to cooperate with the insurers in the exercise of their rights to investigate, defend or compromise such Expense as may be required to retain the benefits of such insurance with respect to such Expense.

     (e) If an Indemnitee is not a party to this Agreement, Owner may require such Indemnitee to agree in writing to the terms of this Section 8 and Section
12.8 prior to making any payment to such Indemnitee under this Section 8.

     (f) Nothing contained in this Section 8.1.5 shall be deemed to require an
Indemnitee to contest any Expense or to assume responsibility for or control of any judicial proceeding with respect thereto.

          8.1.6 INFORMATION

     Owner will provide the relevant Indemnitee with such information not within the control of such Indemnitee, as is in Owner's control or is reasonably available to Owner, which such Indemnitee may reasonably request and will otherwise cooperate with such Indemnitee so as to enable such Indemnitee to fulfill its obligations under Section 8.1.5. The Indemnitee shall supply Owner with such information not within the control of Owner, as is in such
Indemnitee's control or is reasonably available to such Indemnitee, which Owner may reasonably request to control or participate in any proceeding to the extent permitted by Section 8.1.5.

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                                      -21-

          8.1.7 EFFECT OF OTHER INDEMNITIES; SUBROGATION; FURTHER ASSURANCES

     Upon the payment in full by Owner of any indemnity provided for under this
Agreement, Owner, without any further action and to the full extent permitted by
Law, will be subrogated to all rights and remedies of the person indemnified
(other than with respect to any of such Indemnitee's insurance policies or in connection with any indemnity claim such Indemnitee may have under Section 6.03 or 8.01 of the Trust Indenture) in respect of the matter as to which such indemnity was paid. Each Indemnitee will give such further assurances or agreements and cooperate with Owner to permit Owner to pursue such claims, if any, to the extent reasonably requested by Owner and at Owner's expense.

          8.1.8 REFUNDS

     If an Indemnitee receives any refund, in whole or in part, with respect to any Expense paid by Owner hereunder, it will promptly pay the amount refunded
(but not an amount in excess of the amount Owner or any of its insurers has paid in respect of such Expense) over to Owner unless an Event of Default shall have occurred and be continuing, in which case such amounts shall be paid over to
Mortgagee to hold as security for Owner's obligations under the Operative
Agreements or, if requested by Owner, applied to satisfy such obligations.

     8.2  EXPENSES

          8.2.1 INVOICES AND PAYMENT

     The Mortgagee shall promptly submit to Owner for its prompt approval (which shall not be unreasonably withheld) copies of invoices in reasonable detail of the Transaction Expenses for which it is responsible for providing information as they are received (but in no event later than the 90th day after the Closing
Date). If so submitted and approved, the Owner agrees promptly, but in any event no later than the 105th day after the Closing Date, to pay Transaction Expenses.

          8.2.2 PAYMENT OF OTHER EXPENSES

     Owner shall pay (i) the ongoing fees and expenses of Mortgagee, and (ii)
all reasonable out-of-pocket costs and expenses (including the reasonable fees and disbursements of counsel) incurred by Mortgagee or any Series G-1 and Series
B-1 Note Holder attributable to any waiver, amendment or modification of any
Operative Agreement to the extent requested by Owner.

     8.3  GENERAL TAX INDEMNITY

          8.3.1 GENERAL

     Except as provided in Section 8.3.2, Owner agrees that each payment paid by
Owner under the Equipment Notes, and any other payment or indemnity paid by
Owner to a Tax Indemnitee under any Operative Agreement, shall be free of all withholdings or deductions with respect to Taxes of any nature (other than U.S.
federal, state or local withholding taxes on, based on or measured by gross or net income), and in the event that Owner shall be required by

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                                      -22-

applicable law to make any such withholding or deduction for any such payment
(x) Owner shall make all such withholdings or deductions, (y) the amount payable by Owner shall be increased so that after making all required withholdings or deductions such Tax Indemnitee receives the same amount that it would have received had no such withholdings or deductions been made, and (z) Owner shall pay the full amount withheld or deducted to the relevant Taxing Authority in accordance with applicable law. Except as provided in Section 8.3.2 and whether or not any of the transactions contemplated hereby are consummated, Owner shall pay, indemnify, protect, defend and hold each Tax Indemnitee harmless from all
Taxes imposed by any Taxing Authority that may from time to time be imposed on or asserted against any Tax Indemnitee or any Pledged Spare Part, or any interest therein (whether or not indemnified against by any other Person), upon or with respect to the Operative Agreements or the transactions or payments contemplated thereby, including but not limited to any Tax imposed upon or with respect to (x) any Pledged Spare Part, any Operative Agreement (including without limitation any Equipment Notes) or any data or any other thing delivered or to be delivered under an Operative Agreement, (y) the purchase, manufacture, acceptance, rejection, sale, transfer of title, return, ownership, mortgaging, delivery, transport, charter, rental, lease, re-lease, sublease, assignment, possession, repossession, presence, use, condition, storage, preparation, maintenance, modification, alteration, improvement, operation, registration, transfer or change of registration, reregistration, repair, replacement, overhaul, location, control, the imposition of any Lien, financing, refinancing requested by the Owner, abandonment or other disposition of any Pledged Spare
Part, any data or any other thing delivered or to be delivered under an
Operative Agreement or (z) interest, fees or any other income, proceeds, receipts or earnings, whether actual or deemed, arising upon, in connection with, or in respect of, any of the Operative Agreements (including the property or income or other proceeds with respect to property held as part of the
Collateral) or the transactions contemplated thereby.

          8.3.2 CERTAIN EXCEPTIONS

     The provisions of Section 8.3.1 shall not apply to, and Owner shall have no liability hereunder for, Taxes:

     (a) imposed on a Tax Indemnitee by the federal government of the United
States or any Taxing Authority or governmental subdivision of the United States or therein (including any state or local Taxing Authority) (i) on, based on, or measured by, gross or net income or gross or net receipts, including capital gains taxes, excess profits taxes, minimum taxes from tax preferences, alternative minimum taxes, branch profits taxes, accumulated earnings taxes, personal holding company taxes, succession taxes and estate taxes, and any withholding taxes on, based on or measured by gross or net income or receipts or
(ii) on, or with respect to, or measured by, capital or net worth or in the nature of a franchise tax or a tax for the privilege of doing business (other than, in the case of clause (i) or (ii), sales, use, license or property Taxes);

     (b) imposed on a Tax Indemnitee by any Taxing Authority or governmental subdivision thereof or therein outside of the United States (including any
Taxing Authority in or of a territory, possession or commonwealth of the United
States) (i) on, based on, or measured by, gross or net income or gross or net receipts, including capital gains taxes, excess profits taxes, minimum taxes from tax preferences, alternative minimum taxes, branch profits taxes, accumulated earnings taxes, personal holding company taxes, succession taxes and estate taxes,

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                                      -23-

and any withholding taxes on, based on or measured by gross or net income or receipts or (ii) on, or with respect to, or measured by, capital or net worth or in the nature of a franchise tax or a tax for the privilege of doing business
(other than, in the case of clause (i) or (ii), (A) sales, use, license or property Taxes, or (B) any Taxes imposed by any Taxing Authority (other than a
Taxing Authority within whose jurisdiction such Tax Indemnitee is incorporated or organized or maintains its principal place of business) if such Tax
Indemnitee would not have been subject to Taxes of such type by such jurisdiction but for (I) the location, use or operation of any Pledged Spare
Part thereof by an Owner Person within the jurisdiction of the Taxing Authority imposing such Tax, or (II) the activities of any Owner Person in such jurisdiction, including, but not limited to, use of any aircraft by Owner in such jurisdiction, (III) the status of any Owner Person as a foreign entity or as an entity owned in whole or in part by foreign persons, (IV) Owner having made (or having been deemed to have made) payments to such Tax Indemnitee from the relevant jurisdiction or (V) in the case of the Pass Through Trustees, the
Note Holders or any related Tax Indemnitee, the Owner being incorporated or organized or maintaining a place of business or conducting activities in such jurisdiction);

     (c) on, or with respect to, or measured by, any trustee fees, commissions or compensation received by the Pass Through Trustee, Subordination Agent or
Mortgagee;

     (d) that are being contested as provided in Section 8.3.4 hereof;

     (e) imposed on any Tax Indemnitee to the extent that such Taxes result from the gross negligence or willful misconduct of such Tax Indemnitee or any
Affiliate thereof;

     (f) imposed on or with respect to a Tax Indemnitee (including the transferee in those cases in which the Tax on transfer is imposed on, or is collected from, the transferee) as a result of a transfer or other disposition
(including a deemed transfer or disposition) by such Tax Indemnitee or a related
Tax Indemnitee of any interest in any Pledged Spare Part, any interest arising under the Operative Agreements or any Equipment Note or as a result of a transfer or disposition (including a deemed transfer or disposition) of any interest in a Tax Indemnitee (other than (A) a substitution or replacement of any Pledged Spare Part by an Owner Person that is treated for Tax purposes as a transfer or disposition, or (B) a transfer pursuant to an exercise of remedies upon an Event of Default that shall have occurred and have been continuing);

     (g) Taxes in excess of those that would have been imposed had there not been a transfer or other disposition by or to such Tax Indemnitee or a related
Tax Indemnitee described in paragraph (f) above;

     (h) consisting of any interest, penalties or additions to tax imposed on a
Tax Indemnitee as a result of (in whole or in part) failure of such Tax
Indemnitee or a related Tax Indemnitee to file any return properly and timely, unless such failure shall be caused by the failure of Owner to fulfill its obligations, if any, under Section 8.3.6 with respect to such return;

     (i) resulting from, or that would not have been imposed but for, any Liens arising as a result of claims against, or acts or omissions of, or otherwise attributable to such Tax Indemnitee or a related Tax Indemnitee that the Owner is not obligated to discharge under the Operative Agreements;

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                                      -24-

     (j) imposed on any Tax Indemnitee as a result of the breach by such Tax
Indemnitee or a related Tax Indemnitee of any covenant of such Tax Indemnitee or any Affiliate thereof contained in any Operative Agreement or the inaccuracy of any representation or warranty by such Tax Indemnitee or any Affiliate thereof in any Operative Agreement;

     (k) in the nature of an intangible or similar Tax (i) upon or with respect to the value or principal amount of the interest of any Note Holder in any
Equipment Note or the loan evidenced thereby but only if such Taxes are in the nature of franchise Taxes or result from the Tax Indemnitee doing business in the taxing jurisdiction and are imposed because of the place of incorporation or the activities unrelated to the transactions contemplated by the Operative
Agreements in the taxing jurisdiction of such Tax Indemnitee;

     (l) imposed on a Tax Indemnitee by a Taxing Authority of a jurisdiction outside the United States to the extent that such Taxes would not have been imposed but for a connection between the Tax Indemnitee or a related Tax
Indemnitee and such jurisdiction imposing such Tax unrelated to the transactions contemplated by the Operative Agreements; or

     (m) Taxes relating to ERISA or Section 4975 of the Code.

     For purposes hereof, a Tax Indemnitee and any other Tax Indemnitees that are successors, assigns, agents, servants or Affiliates of such Tax Indemnitee shall be related Tax Indemnitees.

          8.3.3 PAYMENT

     (a) Owner's indemnity obligation to a Tax Indemnitee under this Section 8.3 shall equal the amount which, after taking into account any Tax imposed upon the receipt or accrual of the amounts payable under this Section 8.3 and any tax benefits actually recognized by such Tax Indemnitee as a result of the indemnifiable Tax (including, without limitation, any benefits recognized as a result of an indemnifiable Tax being utilized by such Tax Indemnitee as a credit against Taxes not indemnifiable under this Section 8.3), shall equal the amount of the Tax indemnifiable under this Section 8.3.

     (b) At Owner's request, the computation of the amount of any indemnity payment owed by Owner or any amount owed by a Tax Indemnitee to Owner pursuant to this Section 8.3 shall be verified and certified by an independent public accounting firm selected by such Tax Indemnitee and reasonably satisfactory to
Owner. Such verification shall be binding. The costs of such verification
(including the fee of such public accounting firm) shall be borne by Owner unless such verification shall result in an adjustment in Owner's favor of 5% or more of the net present value of the payment as computed by such Tax Indemnitee, in which case the costs shall be paid by such Tax Indemnitee.

     (c) Each Tax Indemnitee shall provide Owner with such certifications, information and documentation as shall be in such Tax Indemnitee's possession and as shall be reasonably requested by Owner to minimize any indemnity payment pursuant to this Section 8.3; provided, that notwithstanding anything to the contrary contained herein, no Tax Indemnitee shall be required to provide Owner with any Tax returns.

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                                      -25-

     (d) Each Tax Indemnitee shall promptly forward to Owner any written notice, bill or advice received by it from any Taxing Authority concerning any Tax for which it seeks indemnification under this Section 8.3. Owner shall pay any amount for which it is liable pursuant to this Section 8.3 directly to the appropriate Taxing Authority if legally permissible or upon demand of a Tax
Indemnitee, to such Tax Indemnitee within 30 days of such demand (or, if a contest occurs in accordance with Section 8.3.4, within 30 days after a Final
Determination (as defined below)), but in no event more than one Business Day prior to the date the Tax to which such amount payable hereunder relates is due.
If requested by a Tax Indemnitee in writing, Owner shall furnish to the appropriate Tax Indemnitee the original or a certified copy of a receipt for
Owner's payment of any Tax paid by Owner or such other evidence of payment of such Tax as is acceptable to such Tax Indemnitee. Owner shall also furnish promptly upon written request such data as any Tax Indemnitee may reasonably require to enable such Tax Indemnitee to comply with the requirements of any taxing jurisdiction unless such data is not reasonably available to Owner or, unless such data is specifically requested by a Taxing Authority, is not customarily furnished by domestic air carriers under similar circumstances. For purposes of this Section 8.3, a "Final Determination" shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction that occurs pursuant to the provisions of Section 8.3.4, which decision, judgment, decree or other order has become final and unappealable, (ii) a closing agreement or settlement agreement entered into in accordance with Section 8.3.4 that has become binding and is not subject to further review or appeal (absent fraud, misrepresentation, etc.), or (iii) the termination of administrative proceedings and the expiration of the time for instituting a claim in a court proceeding.

     (e) If any Tax Indemnitee shall actually realize a tax savings by reason of any Tax paid or indemnified by Owner pursuant to this Section 8.3 (whether such tax savings shall be by means of a foreign tax credit, depreciation or cost recovery deduction or otherwise) and such savings is not otherwise taken into account in computing such payment or indemnity such Tax Indemnitee shall pay to
Owner an amount equal to the lesser of (i) the amount of such tax savings, plus any additional tax savings recognized as the result of any payment made pursuant to this sentence, when, as, if, and to the extent, realized or (ii) the amount of all payments pursuant to this Section 8.3 by Owner to such Tax Indemnitee
(less any payments previously made by such Tax Indemnitee to Owner pursuant to this Section 8.3.3 (e)) (and the excess, if any, of the amount described in clause (i) over the amount described in clause (ii) shall be carried forward and applied to reduce pro tanto any subsequent obligations of Owner to make payments to such Tax Indemnitee pursuant to this Section 8.3); provided, that such Tax
Indemnitee shall not be required to make any payment pursuant to this sentence so long as an Event of Default of a monetary nature has occurred and is continuing. If a tax benefit is later disallowed or denied, the disallowance or denial shall be treated as a Tax indemnifiable under Section 8.3.1 without regard to the provisions of Section 8.3.2 (other than Section 8.3.2 (f)). Each such Tax Indemnitee shall in good faith use reasonable efforts in filing its tax returns and in dealing with Taxing Authorities to seek and claim any such tax benefit.

          8.3.4 CONTEST

     (a) If a written claim is made against a Tax Indemnitee for Taxes with respect to which Owner could be liable for payment or indemnity hereunder, or if a Tax Indemnitee makes a determination that a Tax is due for which Owner could have an indemnity obligation

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                                      -26-

hereunder, such Tax Indemnitee shall promptly give Owner notice in writing of such claim (provided, that failure to so notify Owner shall not relieve Owner of its indemnity obligations hereunder unless such failure to notify effectively forecloses Owner's rights to require a contest of such claim) and shall take no action with respect to such claim without the prior written consent of Owner for
30 days following the receipt of such notice by Owner; provided, that, in the case of a claim made against a Tax Indemnitee, if such Tax Indemnitee shall be required by law to take action prior to the end of such 30-day period, such Tax
Indemnitee shall, in such notice to Owner, so inform Owner, and such Tax
Indemnitee shall take no action for as long as it is legally able to do so (it being understood that a Tax Indemnitee shall be entitled to pay the Tax claimed and sue for a refund prior to the end of such 30-day period if (i)(A) the failure to so pay the Tax would result in substantial penalties (unless immediately reimbursed by Owner) and the act of paying the Tax would not materially prejudice the right to contest or (B) the failure to so pay would result in criminal penalties and (ii) such Tax Indemnitee shall take any action so required in connection with so paying the Tax in a manner that is the least prejudicial to the pursuit of the contest). In addition, such Tax Indemnitee shall (provided, that Owner shall have agreed to keep such information confidential other than to the extent necessary in order to contest the claim)
furnish Owner with copies of any requests for information from any Taxing
Authority relating to such Taxes with respect to which Owner may be required to indemnify hereunder. If requested by Owner in writing within 30 days after its receipt of such notice, such Tax Indemnitee shall, at the expense of Owner
(including, without limitation, all reasonable costs, expenses and reasonable attorneys' and accountants' fees and disbursements), in good faith contest (or, if permitted by applicable law, allow Owner to contest) through appropriate administrative and judicial proceedings the validity, applicability or amount of such Taxes by (I) resisting payment thereof, (II) not paying the same except under protest if protest is necessary and proper or (III) if the payment is made, using reasonable efforts to obtain a refund thereof in an appropriate administrative and/or judicial proceeding. If requested to do so by Owner, the
Tax Indemnitee shall appeal any adverse administrative or judicial decision, except that the Tax Indemnitee shall not be required to pursue any appeals to the United States Supreme Court. If and to the extent the Tax Indemnitee is able to separate the contested issue or issues from other issues arising in the same administrative or judicial proceeding that are unrelated to the transactions contemplated by the Operative Agreements without, in the good faith judgment of such Tax Indemnitee, adversely affecting such Tax Indemnitee, such Tax
Indemnitee shall permit Owner to control the conduct of any such proceeding and shall provide to Owner (at Owner's cost and expense) with such information or data that is in such Tax Indemnitee's control or possession that is reasonably necessary to conduct such contest. In the case of a contest controlled by a Tax
Indemnitee, such Tax Indemnitee shall consult with Owner in good faith regarding the manner of contesting such claim and shall keep Owner reasonably informed regarding the progress of such contest. A Tax Indemnitee shall not fail to take any action expressly required by this Section 8.3.4 (including, without limitation, any action regarding any appeal of an adverse determination with respect to any claim) or settle or compromise any claim without the prior written consent of the Owner (except as contemplated by Section 8.3.4(b) or
(c)).

     (b) Notwithstanding the foregoing, in no event shall a Tax Indemnitee be required to pursue any contest (or to permit Owner to pursue any contest) unless
(i) Owner shall have agreed to pay such Tax Indemnitee on demand all reasonable costs and expenses incurred by such Tax Indemnitee in connection with contesting such Taxes, including, without limitation, all

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                                      -27-

reasonable out of pocket costs and expenses and reasonable attorneys' and accountants' fees and disbursements, (ii) if such contest shall involve the payment of the claim, Owner shall advance the amount thereof (to the extent indemnified hereunder) plus interest, penalties and additions to tax with respect thereto that are required to be paid prior to the commencement of such contest on an interest-free after-Tax basis to such Tax Indemnitee (and such Tax
Indemnitee shall promptly pay to the Owner any net realized tax benefits resulting from such advance including any tax benefits resulting from making such payment), (iii) such Tax Indemnitee shall have reasonably determined that the action to be taken will not result in any material risk of forfeiture, sale or loss of any Pledged Spare Part (unless Owner shall have made provisions to protect the interests of any such Tax Indemnitee in a manner reasonably satisfactory to such Tax Indemnitee) (provided, that such Tax Indemnitee agrees to notify Owner in writing promptly after it becomes aware of any such risk),
(iv) no Event of Default shall have occurred and be continuing unless Owner has provided security for its obligations hereunder by advancing to such Tax
Indemnitee before proceeding or continuing with such contest, the amount of the
Tax being contested, plus any interest and penalties and an amount estimated in good faith by such Tax Indemnitee for expenses, and (v) prior to commencing any judicial action controlled by Owner, Owner shall have acknowledged its liability for such claim hereunder, provided that Owner shall not be bound by its acknowledgment if the Final Determination articulates conclusions of law and fact that demonstrate that Owner has no liability for the contested amounts hereunder. Notwithstanding the foregoing, if any Tax Indemnitee shall release, waive, compromise or settle any claim which may be indemnifiable by Owner pursuant to this Section 8.3 without the written permission of Owner, Owner's obligation to indemnify such Tax Indemnitee with respect to such claim (and all directly related claims and claims based on the outcome of such claim) shall terminate, subject to Section 8.3.4(c), and subject to Section 8.3.4(c), such
Tax Indemnitee shall repay to Owner any amount previously paid or advanced to such Tax Indemnitee with respect to such claim, plus interest at the rate that would have been payable by the relevant Taxing Authority with respect to a refund of such Tax.

     (c) Notwithstanding anything contained in this Section 8.3, a Tax
Indemnitee will not be required to contest the imposition of any Tax and shall be permitted to settle or compromise any claim without Owner's consent if such
Tax Indemnitee (i) shall waive its right to indemnity under this Section 8.3 with respect to such Tax (and any directly related claim and any claim the outcome of which is determined based upon the outcome of such claim), (ii) shall pay to Owner any amount previously paid or advanced by Owner pursuant to this
Section 8.3 with respect to such Tax, plus interest at the rate that would have been payable by the relevant Taxing Authority with respect to a refund of such
Tax, and (iii) shall agree to discuss with Owner the views or positions of any relevant Taxing Authority with respect to the imposition of such Tax.

          8.3.5 REFUND

     If any Tax Indemnitee shall receive a refund of, or be entitled to a credit against other liability for, all or any part of any Taxes paid, reimbursed or advanced by Owner, such Tax Indemnitee shall pay to Owner within 30 days of such receipt an amount equal to the lesser of (a) the amount of such refund or credit plus any net tax benefit (taking into account any Taxes incurred by such Tax
Indemnitee by reason of the receipt of such refund or realization of such credit) actually realized by such Tax Indemnitee as a result of any payment by such Tax Indemnitee made pursuant to this sentence (including this clause (a))
and (b) such tax payment,

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                                      -28-

reimbursement or advance by Owner to such Tax Indemnitee theretofore made pursuant to this Section 8.3 (and the excess, if any, of the amount described in clause (a) over the amount described in clause (b) shall be carried forward and applied to reduce pro tanto any subsequent obligation of Owner to make payments to such Tax Indemnitee pursuant to this Section 8.3). If, in addition to such refund or credit, such Tax Indemnitee shall receive (or be credited with) an amount representing interest on the amount of such refund or credit, such Tax
Indemnitee shall pay to Owner within 30 days of such receipt or realization of such credit that proportion of such interest that shall be fairly attributable to Taxes paid, reimbursed or advanced by Owner prior to the receipt of such refund or realization of such credit.

          8.3.6 TAX FILING

     If any report, return or statement is required to be filed with respect to any Tax which is subject to indemnification under this Section 8.3, Owner shall timely file the same (except for any such report, return or statement which a
Tax Indemnitee has timely notified the Owner in writing that such Tax Indemnitee intends to file, or for which such Tax Indemnitee is required by law to file, in its own name); provided, that the relevant Tax Indemnitee shall furnish Owner with any information in such Tax Indemnitee's possession or control that is reasonably necessary to file any such return, report or statement and is reasonably requested in writing by Owner (it being understood that the Tax
Indemnitee shall not be required to furnish copies of its actual tax returns, although it may be required to furnish relevant information contained therein).
Owner shall either file such report, return or statement and send a copy of such report, return or statement to such Tax Indemnitee, or, where Owner is not permitted to file such report, return or statement, it shall notify such Tax
Indemnitee of such requirement and prepare and deliver such report, return or statement to such Tax Indemnitee in a manner satisfactory to such Tax Indemnitee within a reasonable time prior to the time such report, return or statement is to be filed.

          8.3.7 FORMS

     Each Tax Indemnitee agrees to furnish from time to time to Owner or
Mortgagee or to such other person as Owner or Mortgagee may designate, at
Owner's or Mortgagee's request, such duly executed and properly completed forms as may be necessary or appropriate in order to claim any reduction of or exemption from any withholding or other Tax imposed by any Taxing Authority, if
(x) such reduction or exemption is available to such Tax Indemnitee and (y)
Owner has provided such Tax Indemnitee with any information necessary to complete such form not otherwise reasonably available to such Tax Indemnitee.

          8.3.8 NON-PARTIES

     If a Tax Indemnitee is not a party to this Agreement, Owner may require the
Tax Indemnitee to agree in writing, in a form reasonably acceptable to Owner, to the terms of this Section 8.3 and Section 12.8 prior to making any payment to such Tax Indemnitee under this Section 8.3.

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                                      -29-

          8.3.9 SUBROGATION

     Upon payment of any Tax by Owner pursuant to this Section 8.3 to or on behalf of a Tax Indemnitee, Owner, without any further action, shall be subrogated to any claims that such Tax Indemnitee may have relating thereto.
Such Tax Indemnitee shall cooperate with Owner (to the extent such cooperation does not result in any unreimbursed cost, expense or liability to such Tax
Indemnitee) to permit Owner to pursue such claims.

     8.4  PAYMENTS

     Any payments made pursuant to Section 8.1 or 8.3 shall be due on the 30th day after demand therefor and shall be made directly to the relevant Indemnitee or Tax Indemnitee to Owner, in immediately available funds at such bank or to such account as specified by such Indemnitee or Tax Indemnitee to Owner, as the case may be, in written directives to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of, and mailed to, such Indemnitee or Tax Indemnitee to Owner, as the case may be, by certified mail, postage prepaid, at its address as set forth in this Agreement.

     8.5  INTEREST

     If any amount payable by Owner, any Indemnitee under Section 8.1 is not paid when due, the person obligated to make such payment shall pay on demand, to the extent permitted by Law, to the person entitled thereto, interest on any such amount for the period from and including the due date for such amount to but excluding the date the same is paid, at the Payment Due Rate. Such interest shall be paid in the same manner as the unpaid amount in respect of which such interest is due.

     8.6  BENEFIT OF INDEMNITIES

     The obligations of Owner in respect of all indemnities, obligations, adjustments and payments in Section 8.1 or 8.3 are expressly made for the benefit of, and shall be enforceable by, the Indemnitee or Tax Indemnitee entitled thereto, notwithstanding any provision of the Trust Indenture.

SECTION 9. ASSIGNMENT OR TRANSFER OF INTEREST

     9.1  NOTE HOLDERS

     Subject to Section 6.3.2 hereof and Section 2.07 of the Trust Indenture, any Note Holder may, at any time and from time to time, Transfer or grant participations in all or any portion of the Series G-1 Equipment Note or Series
B-1 Equipment Note and/or all or any portion of its beneficial interest in its
Series G-1 Equipment Note or Series B-1 Equipment Note to any person (it being understood that the sale or issuance of Class G-1 Pass Through Certificates by the Class G-1 Pass Through Trustee and of Class B-1 Pass Through Certificates by
the Class B-1 Pass Through Trustee shall not be considered a Transfer or participation); provided, that any participant in any such participations shall not have any direct rights under the Operative

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                                      -30-

Agreements or any Lien on all or any part of the Collateral and Owner shall not have any increased liability or obligations as a result of any such participation. In the case of any such Transfer, the Transferee, by acceptance of the Series G-1 Equipment Note or Series B-1 Equipment Note, as the case may be, in connection with such Transfer, shall be deemed to be bound by all of the covenants of Note Holders contained in the Operative Agreements.

     9.2  EFFECT OF TRANSFER

     Upon any Transfer in accordance with Section 9.1 (other than any Transfer by any Note Holder, to the extent it grants only participations in Series G-1
Equipment Note or Series B-1 Equipment Note or in its beneficial interest therein), Transferee shall be deemed a "Note Holder," for all purposes of this
Agreement and the other Operative Agreements, and the transferring Note Holder shall be released from all of its liabilities and obligations under this
Agreement and any other Operative Agreements to the extent such liabilities and obligations arise after such Transfer and, in each case, to the extent such liabilities and obligations are assumed by the Transferee; provided, that such transferring Note Holder (and its respective Affiliates, successors, assigns, agents, servants, representatives, directors and officers) will continue to have the benefit of any rights or indemnities under any Operative Agreement vested or relating to circumstances, conditions, acts or events prior to such Transfer.

SECTION 10. SECTION 1110

     It is the intention of each of the Owner, the Note Holders (such intention being evidenced by each of their acceptance of a Series G-1 Equipment Note and/or Series B-1 Equipment Note), and Mortgagee that Mortgagee shall be entitled to the benefits of Section 1110 in the event of a case under Chapter 11 of the Bankruptcy Code in which Owner is a debtor.

SECTION 11. CHANGE OF CITIZENSHIP

     11.1 GENERALLY

     Without prejudice to the representations, warranties or covenants regarding the status of any party hereto as a Citizen of the United States, each of Owner,
WTC and Mortgagee agrees that it will, immediately upon obtaining knowledge of any facts that would cast doubt upon its continuing status as a Citizen of the
United States and promptly upon public disclosure of negotiations in respect of any transaction which would or might adversely affect such status, notify in writing all parties hereto of all relevant matters in connection therewith.

     11.2 MORTGAGEE

     Upon WTC giving any notice in accordance with Section 11.1, Mortgagee shall
(if and so long as such citizenship is necessary under the Act as in effect at such time or, if it is not necessary, if and so long as Mortgagee's citizenship could have any adverse effect on Owner, or any Note Holder), subject to Section
9.02 of the Trust Indenture, resign as Mortgagee promptly upon its ceasing to be such a citizen.

Note Purchase Agreement

                                      -31-

SECTION 12. MISCELLANEOUS

     12.1 AMENDMENTS

     No provision of this Agreement may be amended, supplemented, waived, modified, discharged, terminated or otherwise varied orally, but only by an instrument in writing that specifically identifies the provision of this
Agreement that it purports to amend, supplement, waive, modify, discharge, terminate or otherwise vary and is signed by the party against which the enforcement of the amendment, supplement, waiver, modification, discharge, termination or variance is sought. Each such amendment, supplement, waiver, modification, discharge, termination or variance shall be effective only in the specific instance and for the specific purpose for which it is given. No provision of this Agreement shall be varied or contradicted by oral communication, course of dealing or performance or other manner not set forth in an agreement, document or instrument in writing and signed by the party against which enforcement of the same is sought.

     12.2 SEVERABILITY

     If any provision hereof shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. If, however, any Law pursuant to which such provisions are held invalid, illegal or unenforceable may be waived, such Law is hereby waived by the parties hereto to the full extent permitted, to the end that this Agreement shall be deemed to be a valid and binding agreement in all respects, enforceable in accordance with its terms.

     12.3 SURVIVAL

     The indemnities set forth herein shall survive the delivery or return of the Collateral, the Transfer of any interest by any Note Holder of its Series
G-1 Equipment Note or its Series B-1 Equipment Note, as the case may be, and the expiration or other termination of this Agreement, any other Operative Agreement or any Policy Provider Document.

     12.4 REPRODUCTION OF DOCUMENTS

     This Agreement, all schedules and exhibits hereto and all agreements, instruments and documents relating hereto, including, without limitation, (a)
consents, waivers and modifications that may hereafter be executed and (b)
financial statements, certificates and other information previously or hereafter furnished to any party hereto, may be reproduced by such party by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and such party may destroy any original documents so reproduced. Any such reproduction shall be as admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction likewise is admissible in evidence.

Note Purchase Agreement

                                      -32-

     12.5 COUNTERPARTS

     This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     12.6 NO WAIVER

     No failure on the part of any party hereto to exercise, and no delay by any party hereto in exercising, any of its respective rights, powers, remedies or privileges under this Agreement or provided at Law, in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach hereof or default hereunder or as an acquiescence therein nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof by it or the exercise of any other right, power, remedy or privilege by
it. No notice to or demand on any party hereto in any case shall, unless otherwise required under this Agreement, entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party hereto to any other or further action in any circumstances without notice or demand.

     12.7 NOTICES

     Unless otherwise expressly permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers and other communications required or permitted to be made, given, furnished or filed hereunder shall be in writing (it being understood that the specification of a writing in certain instances and not in others does not imply an intention that a writing is not required as to the latter), shall refer specifically to this
Agreement or other applicable Operative Agreement, and shall be personally delivered, sent by facsimile or telecommunication transmission (which in either case provides written confirmation to the sender of its delivery), sent by registered mail or certified mail, return receipt requested, postage prepaid, or sent by overnight courier service, in each case to the respective address, or facsimile number set forth for such party in Schedule 1, or to such other address, facsimile or other number as each party hereto may hereafter specify by notice to the other parties hereto. Each such notice, request, demand, authorization, direction, consent, waiver or other communication shall be effective when received or, if made, given, furnished or filed (a) by facsimile or telecommunication transmission, when confirmed, or (b) by registered or certified mail, three Business Days after being deposited, properly addressed, with the U.S. Postal Service.

     12.8 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE

     (a) THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE
STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND
PERFORMANCE. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK.

     (b) EACH PARTY HERETO HEREBY IRREVOCABLY AGREES, ACCEPTS AND SUBMITS ITSELF
TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE
CITY AND COUNTY OF NEW

Note Purchase Agreement

                                      -33-

YORK AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN
CONNECTION WITH ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTER
RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

     (c) EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS AND AGREES THAT SERVICE
OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS OF ANY OF THE
AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY
MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT THE
ADDRESS SET FORTH PURSUANT TO SECTION 12.7. EACH PARTY HERETO HEREBY AGREES THAT
SERVICE UPON IT, OR ANY OF ITS AGENTS, IN EACH CASE IN ACCORDANCE WITH THIS
SECTION 12.8(C), SHALL CONSTITUTE VALID AND EFFECTIVE PERSONAL SERVICE UPON SUCH
PARTY, AND EACH PARTY HERETO HEREBY AGREES THAT THE FAILURE OF ANY OF ITS AGENTS
TO GIVE ANY NOTICE OF SUCH SERVICE TO ANY SUCH PARTY SHALL NOT IMPAIR OR AFFECT
IN ANY WAY THE VALIDITY OF SUCH SERVICE ON SUCH PARTY OR ANY JUDGMENT RENDERED
IN ANY ACTION OR PROCEEDING BASED THEREON.

     (d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY
APPLICABLE LAW, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR
OTHERWISE, IN ANY LEGAL ACTION OR PROCEEDING BROUGHT HEREUNDER IN ANY OF THE
ABOVE-NAMED COURTS, THAT SUCH ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT
FORUM, THAT VENUE FOR THE ACTION OR PROCEEDING IS IMPROPER OR THAT THIS
AGREEMENT OR ANY OTHER OPERATIVE AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH
COURTS.

     (e) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL
OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR
ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     12.9 THIRD-PARTY BENEFICIARY

     This Agreement is not intended to, and shall not, provide any person not a party hereto (other than the Indenture Indemnitees, each of which is an intended third party beneficiary with respect to the provisions of Section 8.1 and, in the case of the Tax Indemnitees, Section 8.3) with any rights of any nature whatsoever against any of the parties hereto and no person not a party hereto
(other than the Indenture Indemnitees, with respect to the provisions of Section
8.1, and, in the case of the Tax Indemnitees, Section 8.3) shall have any right, power or privilege in respect of any party hereto, or have any benefit or interest, arising out of this Agreement.

Note Purchase Agreement

                                      -34-

     12.10 ENTIRE AGREEMENT

     This Agreement, together with the other Operative Agreements, on and as of the date hereof, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, among any of the parties hereto with respect to such subject matter are hereby superseded in their entireties.

     12.11 FURTHER ASSURANCES

     Each party hereto shall execute, acknowledge and deliver or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as any other party hereto shall reasonably request in connection with the administration of, or to carry out more effectually the purposes of, or to better assure and confirm into such other party the rights and benefits to be provided under this Agreement and the other
Operative Agreements.

                      [This space intentionally left blank]

Note Purchase Agreement

                                      -35-

     IN WITNESS WHEREOF, each of the parties has caused this Series G-1 and
Series B-1 Note Purchase Agreement to be duly executed and delivered as of the day and year first above written.

                                        JETBLUE AIRWAYS CORPORATION,
                                           Owner

                                        By
                                           -------------------------------------
                                           Name:
                                           Title:

Note Purchase Agreement                                           SIGNATURE PAGE

                                        WILMINGTON TRUST COMPANY,
                                           not in its individual capacity,
                                           except as expressly provided herein,
                                           but solely as Mortgagee

                                        By
                                           -------------------------------------
                                           Name:
                                           Title:

Note Purchase Agreement                                           SIGNATURE PAGE

                                        WILMINGTON TRUST COMPANY,
                                           not in its individual capacity,
                                           except as expressly provided herein,
                                           but solely as Class G-1 Pass Through
                                           Trustee under the Pass Through Trust
                                           Agreement for the JetBlue Airways
                                           Corporation Class G-1 Pass Through
                                           Trust

                                        By
                                           -------------------------------------
                                           Name:
                                           Title:

Note Purchase Agreement                                           SIGNATURE PAGE

                                        WILMINGTON TRUST COMPANY,
                                           not in its individual capacity,
                                           except as expressly provided herein,
                                           but solely as Class B-1 Pass Through
                                           Trustee under the Pass Through Trust
                                           Agreement for the JetBlue Airways
                                           Corporation Class B-1 Pass Through
                                           Trust

                                        By
                                           -------------------------------------
                                           Name:
                                           Title:

Note Purchase Agreement                                           SIGNATURE PAGE

                                        WILMINGTON TRUST COMPANY,
                                           not in its individual capacity,
                                           except as expressly provided herein,
                                           but solely as Subordination Agent

                                        By
                                           -------------------------------------
                                           Name:
                                           Title:

Note Purchase Agreement                                           SIGNATURE PAGE

                                                         -----------------------
                                                              SCHEDULE 1 TO
                                                         SERIES G-1 AND B-1 NOTE
                                                            PURCHASE AGREEMENT
                                                         -----------------------

                               ACCOUNTS; ADDRESSES

                          ACCOUNT FOR PAYMENTS              ADDRESS FOR NOTICES
                          --------------------              -------------------

JETBLUE AIRWAYS     Account Name: JetBlue Airways      JetBlue Airways Corporation
CORPORATION         Corporation                        19 Old Kings Hwy S, Suite 23
                    Bank: Citibank NA, New York, NY    Darien, CT 06820
                    ABA# 021-000-089                   (203) 656-7600
                    Acct# 3053-5444                    Tax ID: 87-0617894
                    Ref: JetBlue Airways

WILMINGTON TRUST    Bank: Wilmington Trust Company     Wilmington Trust Company
COMPANY,            Wilmington, Delaware 19890         Rodney Square North
MORTGAGEE           ABA# 031-100-092                   1100 North Market Street
                    Account# 078652-000                Wilmington, Delaware 19890-0001
                    Ref: JetBlue 2006 Spare Parts      Attention: Corporate Trust
                    Indenture                          Administration
                    Attn: Corporate Trust              Facsimile: (302) 636-4140
                    Administration

WILMINGTON TRUST    Bank: Wilmington Trust Company     Wilmington Trust Company
COMPANY, AS         Wilmington, Delaware 19890         Rodney Square North
SUBORDINATION       ABA# 031-100-092                   1100 North Market Street
AGENT               Account# 078651-000                Wilmington, Delaware 19890-0001
                    Ref: JetBlue 2006 Spare Parts      Attention: Corporate Trust
                    Collection Account                 Administration
                    Attn: Corporate Trust              Facsimile: (302) 636-4140
                    Administration

WILMINGTON TRUST    Bank: Wilmington Trust Company     Wilmington Trust Company
COMPANY, AS PASS    Wilmington, Delaware 19890         Rodney Square North
THROUGH TRUSTEE     ABA# 031-100-092                   1100 North Market Street
FOR THE SERIES      Account# 078649-000                Wilmington, Delaware  19890-0001
G-1 PASS THROUGH    Ref: JetBlue 2006 Spare Parts      Attention: Corporate Trust
TRUST               G-1                                Administration
                    Attn: Corporate Trust              Facsimile: (302) 636-4140
                    Administration

WILMINGTON TRUST    Bank: Wilmington Trust Copany      Wilmington Trust Company
COMPANY, AS PASS    Wilmington, Delaware 19890         Rodney Square North
THROUGH TRUSTEE     ABA# 031-100-092                   1100 North Market Street
FOR THE SERIES      Account# 078650-000                Wilmington, Delaware 19890-0001
B-1 PASS THROUGH    Ref: JetBlue 2006 Spare Parts      Attention: Corporate Trust
TRUST               B-1                                Administration
                    Attn: Corporate Trust              Facsimile: (302) 636-4140
                    Administration

Note Purchase Agreement

SCHEDULE 1

                                                                   SCHEDULE 2 TO
                                      SERIES G-1 AND B-1 NOTE PURCHASE AGREEMENT

                                  CERTAIN TERMS

     DEFINED TERM                                DEFINITION
------------------------   -----------------------------------------------------
Initial Period Debt Rate   In the case of the Series G-1 Equipment Notes, for
                           the first Interest Period 5.60438% per annum, and in
                           the case of any subsequent Interest Period, LIBOR +
                           0.23% per annum.

                           In the case of the Series B-1 Equipment Note, for the
                           first Interest Period, 8.24938% per annum, and in the
                           case of any subsequent Interest Period, LIBOR +
                           2.875% per annum.

Note Purchase Agreement
SCHEDULE 2                                                                PAGE 1

                                    EXHIBIT A
                      [OPINION OF SPECIAL COUNSEL TO OWNER]

Note Purchase Agreement
EXHIBIT A                                                                 PAGE 1

                                    EXHIBIT B
                     [OPINION OF LEGAL DEPARTMENT OF OWNER]

Note Purchase Agreement
EXHIBIT B                                                                 PAGE 1

                                    EXHIBIT C
   [OPINION OF SPECIAL COUNSEL TO MORTGAGEE AND TO THE CLASS G-1 AND B-1 PASS
                                THROUGH TRUSTEES]

Note Purchase Agreement
EXHIBIT C                                                                 PAGE 1

                                    EXHIBIT D
             [OPINION OF SPECIAL COUNSEL IN OKLAHOMA CITY, OKLAHOMA]

Note Purchase Agreement
EXHIBIT D                                                                 PAGE 1

                                    EXHIBIT E
                   [OPINION OF SPECIAL COUNSEL IN PUERTO RICO]

Note Purchase Agreement
EXHIBIT E                                                                 PAGE 1